Exhibit 99

Eaton Reports Record Fourth Quarter 2021 Results, Guidance on 2022 Outlook

  Fourth Quarter Earnings Per Share of $1.37 and Record Fourth Quarter Adjusted Earnings Per Share of $1.72, Up 19% Over 2020
  Record Fourth Quarter Segment Margins of 19.3%, 190 Basis Points Above the Fourth Quarter of 2020
  For Full Year 2021, Earnings Per Share of $5.34 and Record Adjusted Earnings Per Share of $6.62, Up 35% over 2020
  Adjusted Earnings Per Share for 2022 Expected to Be Between $7.30 and $7.70

DUBLIN--(BUSINESS WIRE)--February 4, 2022--Power management company Eaton Corporation plc (NYSE:ETN) today announced that earnings per share were $1.37 for the fourth quarter of 2021. Excluding charges of $0.23 per share related to intangible amortization, $0.09 per share related to acquisitions and divestitures, and $0.03 per share related to a multi-year restructuring program, adjusted earnings per share of $1.72 were a fourth quarter record and up 19% over the fourth quarter of 2020.

Sales in the fourth quarter of 2021 were $4.8 billion, up 2% from the fourth quarter of 2020. The sales increase consisted of 6% growth in organic sales and 7% growth from acquisitions, which was partially offset by 10% from the divestiture of the Hydraulics business and 1% from negative currency translation.

Fourth quarter segment margins were 19.3%, a fourth quarter record and above the high end of the guidance. This represents a 190-basis point improvement over the fourth quarter of 2020.

Operating cash flow in the fourth quarter of 2021 was $795 million. Excluding $61 million of taxes paid on the Hydraulics sale, adjusted operating cash flow of $856 million and adjusted free cash flow of $693 million were in line with the guidance.

Craig Arnold, Eaton chairman and chief executive officer, said, “We delivered a solid fourth quarter with record adjusted earnings per share, and I’m proud of how our teams are performing in a challenging environment. Our businesses are managing well under continued supply and labor constraints, achieving record fourth quarter segment margins with particular strength in Electrical Global and Aerospace.”

On full year results, Arnold continued, “Amid uncertainties, we’re very pleased with our record performance in 2021 including robust organic growth, record segment margins, transformative portfolio management and outstanding growth in earnings per share.”

For full year 2021, sales were $19.6 billion, up 10% from 2020. The sales increase consisted of 10% growth in organic sales, 5% growth from acquisitions, and 1% from positive currency translation, which was partially offset by 6% from the divestitures of the Lighting and Hydraulics businesses.

Segment margins of 18.9% for 2021 were a record and at the high end of the guidance range. This represents a 250-basis point improvement over full year 2020.

Earnings per share for 2021 were $5.34. Excluding charges of $0.90 per share related to intangible amortization, $0.23 per share related to acquisitions and divestitures, and $0.15 per share related to a multi-year restructuring program, adjusted earnings per share were $6.62, up 35% over 2020.

Operating cash flow for 2021 was $2.2 billion. Excluding $200 million of contributions to Eaton’s U.S. qualified pension plan and $340 million of taxes paid on the Hydraulics sale, adjusted operating cash flow was $2.7 billion and adjusted free cash flow was $2.1 billion.

For full year 2022, the company expects organic growth of 7-9% and adjusted earnings per share to be between $7.30 and $7.70, up 13% at the midpoint over 2021. For the first quarter of 2022, the company anticipates organic growth of 7-9% and adjusted earnings per share to be between $1.55 and $1.65.

Business Segment Results

Sales for the Electrical Americas segment were $1.9 billion, up 13% from the fourth quarter of 2020. Organic sales were up 5% and the acquisition of Tripp Lite added 8%. Operating profits were $368 million, up 3% over the fourth quarter of 2020. Operating margins of 19.2% were down 190 basis points from the fourth quarter of 2020, driven by higher commodity and logistics costs.

While quarterly sales were constrained by supply availability, order activity remained robust with the twelve-month rolling average of orders in the fourth quarter up 20% organically, with particular strength in residential and data center markets. Backlog at the end of December continues to remain strong, up 57% organically over December 2020.

Sales for the Electrical Global segment were $1.4 billion, up 14% over the fourth quarter of 2020. Organic sales were up 15%, partially offset by negative currency translation of 1%. Operating profits were $277 million, up 33% over the fourth quarter of 2020. Operating margins in the quarter were 19.5%, up 290 basis points over the fourth quarter of 2020.

The twelve-month rolling average of orders in the fourth quarter was up 22%, driven by data center, residential and utility markets. The December backlog was also strong, up 51% organically over December 2020.

Aerospace segment sales were $759 million, up 40% from the fourth quarter of 2020. Organic sales were up 4% and the acquisition of Cobham Mission Systems added 37%, which was partially offset by 1% negative currency translation. Operating profits were $189 million, up 91% from the fourth quarter of 2020. Operating margins in the quarter were 24.9%, up 660 basis points over the fourth quarter of 2020.

The twelve-month rolling average of orders in the fourth quarter was up 19% on an organic basis, driven by strength in commercial markets. On an organic basis, backlog at the end of December was up 16% versus December 2020.

The Vehicle segment posted sales of $610 million, down 2% from the fourth quarter of 2020, driven by an organic sales decline of 1% and negative currency translation of 1%. Operating profits were $100 million and operating margins in the quarter were 16.4%.

eMobility segment sales were $88 million, up 4% over the fourth quarter of 2020, driven entirely by organic sales growth. The segment recorded an operating loss of $8 million reflecting continued investment in research and development and start up costs associated with new program wins.

Eaton is an intelligent power management company dedicated to improving the quality of life and protecting the environment for people everywhere. We are guided by our commitment to do business right, to operate sustainably and to help our customers manage power ─ today and well into the future. By capitalizing on the global growth trends of electrification and digitalization, we’re accelerating the planet’s transition to renewable energy, helping to solve the world’s most urgent power management challenges, and doing what’s best for our stakeholders and all of society.

Founded in 1911, Eaton has been listed on the NYSE for nearly a century. We reported revenues of $19.6 billion in 2021 and serve customers in more than 170 countries. For more information, visit www.eaton.com. Follow us on Twitter and LinkedIn.

Notice of conference call: Eaton’s conference call to discuss its fourth quarter results is available to all interested parties as a live audio webcast today at 11 a.m. United States Eastern time via a link on Eaton’s home page. This news release can be accessed under its headline on the home page. Also available on the website prior to the call will be a presentation on fourth quarter results, which will be covered during the call.

This news release contains forward-looking statements concerning first quarter and full year 2022 adjusted earnings per share and organic sales growth, and 2022 anticipated restructuring charges. These statements should be used with caution and are subject to various risks and uncertainties, many of which are outside the company’s control. The following factors could cause actual results to differ materially from those in the forward-looking statements: the course of the COVID-19 pandemic globally and government actions related thereto; unanticipated changes in the markets for the company’s business segments; unanticipated downturns in business relationships with customers or their purchases from us; competitive pressures on sales and pricing; supply chain disruptions, unanticipated changes in the cost of material, labor, and other production costs, or unexpected costs that cannot be recouped in product pricing; the introduction of competing technologies; unexpected technical or marketing difficulties; unexpected claims, charges, litigation or dispute resolutions; strikes or other labor unrest; natural disasters; the performance of recent acquisitions; unanticipated difficulties completing or integrating acquisitions; new laws and governmental regulations; interest rate changes; changes in tax laws or tax regulations; stock market and currency fluctuations; and unanticipated deterioration of economic and financial conditions in the United States and around the world. We do not assume any obligation to update these forward-looking statements.

Financial Results

The company’s comparative financial results for the twelve months ended December 31, 2021, are available on the company’s website, www.eaton.com.

EATON CORPORATION plc
CONSOLIDATED STATEMENTS OF INCOME

	Three months ended December 31		Year ended December 31

(In millions except for per share data)	2021	2020	2021	2020
Net sales	$4,798	$4,687	$19,628	$17,858

Cost of products sold	3,226	3,178	13,293	12,408
Selling and administrative expense	751	765	3,256	3,075
Research and development expense	162	140	616	551
Interest expense - net	32	36	144	149
Gain on sale of businesses	—	—	617	221
Other expense - net	2	15	40	150
Income before income taxes	625	553	2,896	1,746
Income tax expense	74	77	750	331
Net income	551	476	2,146	1,415
Less net income for noncontrolling interests	—	(1)	(2)	(5)
Net income attributable to Eaton ordinary shareholders	$551	$475	$2,144	$1,410

Net income per share attributable to Eaton ordinary shareholders
Diluted	$1.37	$1.18	$5.34	$3.49
Basic	1.38	1.19	5.38	3.51

Weighted-average number of ordinary shares outstanding
Diluted	402.1	401.3	401.6	404.0
Basic	398.9	398.7	398.7	402.2

Reconciliation of net income attributable to Eaton ordinary shareholders to adjusted earnings
Net income attributable to Eaton ordinary shareholders	$551	$475	$2,144	$1,410
Excluding acquisition and divestiture charges, after-tax	37	23	94	133
Excluding restructuring program charges, after-tax	12	14	60	170
Excluding intangible asset amortization expense, after-tax	91	69	361	272
Adjusted earnings	$691	$581	$2,659	$1,985

Net income per share attributable to Eaton ordinary shareholders - diluted	$1.37	$1.18	$5.34	$3.49
Excluding per share impact of acquisition and divestiture charges, after-tax	0.09	0.06	0.23	0.33
Excluding per share impact of restructuring program charges, after-tax	0.03	0.04	0.15	0.42
Excluding per share impact of intangible asset amortization expense, after-tax	0.23	0.17	0.90	0.67
Adjusted earnings per ordinary share	$1.72	$1.45	$6.62	$4.91
See accompanying notes.

EATON CORPORATION plc
BUSINESS SEGMENT INFORMATION

	Three months ended December 31		Year ended December 31

(In millions)	2021	2020	2021	2020
Net sales
Electrical Americas	$1,917	$1,703	$7,242	$6,680
Electrical Global	1,424	1,252	5,516	4,703
Hydraulics	—	485	1,300	1,842
Aerospace	759	542	2,648	2,223
Vehicle	610	620	2,579	2,118
eMobility	88	85	343	292
Total net sales	$4,798	$4,687	$19,628	$17,858

Segment operating profit (loss)
Electrical Americas	$368	$359	$1,495	$1,352
Electrical Global	277	208	1,034	750
Hydraulics	—	51	177	186
Aerospace	189	99	580	414
Vehicle	100	103	449	243
eMobility	(8)	(5)	(29)	(8)
Total segment operating profit	926	815	3,706	2,937

Corporate
Intangible asset amortization expense	(118)	(89)	(444)	(354)
Interest expense - net	(32)	(36)	(144)	(149)
Pension and other postretirement benefits income (expense)	21	(11)	65	(40)
Restructuring program charges	(15)	(17)	(78)	(214)
Other expense - net	(157)	(109)	(209)	(434)
Income before income taxes	625	553	2,896	1,746
Income tax expense	74	77	750	331
Net income	551	476	2,146	1,415
Less net income for noncontrolling interests	—	(1)	(2)	(5)
Net income attributable to Eaton ordinary shareholders	$551	$475	$2,144	$1,410
See accompanying notes.

EATON CORPORATION plc
CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31, 2021	December 31, 2020
(In millions)
Assets
Current assets
Cash	$297	$438
Short-term investments	271	664
Accounts receivable - net	3,297	2,904
Inventory	2,969	2,109
Assets held for sale	—	2,487
Prepaid expenses and other current assets	677	576
Total current assets	7,511	9,178

Property, plant and equipment - net	3,064	2,964

Other noncurrent assets
Goodwill	14,751	12,903
Other intangible assets	5,855	4,175
Operating lease assets	442	428
Deferred income taxes	392	426
Other assets	2,012	1,750
Total assets	$34,027	$31,824

Liabilities and shareholders’ equity
Current liabilities
Short-term debt	$13	$1
Current portion of long-term debt	1,735	1,047
Accounts payable	2,797	1,987
Accrued compensation	501	351
Liabilities held for sale	—	468
Other current liabilities	2,166	2,027
Total current liabilities	7,212	5,881

Noncurrent liabilities
Long-term debt	6,831	7,010
Pension liabilities	872	1,588
Other postretirement benefits liabilities	263	330
Operating lease liabilities	337	326
Deferred income taxes	559	277
Other noncurrent liabilities	1,502	1,439
Total noncurrent liabilities	10,364	10,970

Shareholders’ equity
Eaton shareholders’ equity	16,413	14,930
Noncontrolling interests	38	43
Total equity	16,451	14,973
Total liabilities and equity	$34,027	$31,824
See accompanying notes.

EATON CORPORATION plc
NOTES TO THE FOURTH QUARTER 2021 EARNINGS RELEASE

Amounts are in millions of dollars unless indicated otherwise (per share data assume dilution).

Note 1. NON-GAAP FINANCIAL INFORMATION

This earnings release includes certain non-GAAP financial measures. These financial measures include adjusted earnings, adjusted earnings per ordinary share, adjusted operating cash flow, and adjusted free cash flow, each of which differs from the most directly comparable measure calculated in accordance with generally accepted accounting principles (GAAP). A reconciliation of each of these financial measures to the most directly comparable GAAP measure is included in this earnings release. During the first quarter of 2021, the Company revised its definition of adjusted earnings to exclude intangible asset amortization expense and prior periods have been retrospectively adjusted to apply this change. Management believes that these financial measures are useful to investors because they exclude certain transactions, allowing investors to more easily compare Eaton Corporation plc's (Eaton or the Company) financial performance period to period. Management uses this information in monitoring and evaluating the on-going performance of Eaton and each business segment.

The Company's first quarter and full year adjusted earnings guidance for 2022, follows:

	Three months ended March 31	Year ended December 31
	2022	2022
	Guidance	Guidance
Net income per share attributable to Eaton ordinary shareholders - diluted	$1.24 - $1.34	$6.05 - $6.45
Excluding per share impact of acquisition and divestiture charges (after-tax)	0.06	0.25
Excluding per share impact of restructuring program charges (after-tax)	0.01	0.05
Excluding per share impact of intangible amortization expense (after-tax)	0.24	0.95
Adjusted earnings per ordinary share	$1.55 - $1.65	$7.30 - $7.70

A reconciliation of operating cash flow to adjusted operating cash flow and adjusted free cash flow follows:

(In millions)	Three months ended December 31, 2021	Year ended December 31, 2021
Operating cash flow	$795	$2,163
Taxes paid on the Hydraulics sale	61	340
U.S. qualified pension plan contribution	—	200
Adjusted operating cash flow	856	2,703
Capital expenditures for property, plant and equipment	(163)	(575)
Adjusted free cash flow	$693	$2,128

Note 2. ACQUISITIONS AND DIVESTITURES OF BUSINESSES

Acquisition of Royal Power Solutions

On January 5, 2022, Eaton acquired Royal Power Solutions for $600 million. Royal Power Solutions is a U.S. based manufacturer of high-precision electrical connectivity components used in electric vehicle, energy management, industrial and mobility markets. Royal Power Solutions had sales of over $140 million in 2021. Royal Power Solutions will be reported within the eMobility business segment.

Sale of Hydraulics business

On August 2, 2021, Eaton completed the sale of the Hydraulics business to Danfoss A/S. As a result of the sale, the Company received $3.1 billion, net of cash sold, and recognized a pre-tax gain of $617 million, subject to post-closing adjustments to be negotiated with Danfoss A/S. The Hydraulics business sold hydraulics components, systems, and services for industrial and mobile equipment. The business had sales of $1.8 billion in 2020 and $1.3 billion in 2021 through the date of the sale. During the first quarter of 2020, the Company determined the Hydraulics business met the criteria to be classified as held for sale. Therefore, assets and liabilities of the business have been presented as held for sale in the Consolidated Balance Sheet as of December 31, 2020.

Acquisition of a 50% stake in Jiangsu YiNeng Electric's busway business

On June 25, 2021, Eaton acquired a 50 percent stake in Jiangsu YiNeng Electric's busway business, which manufactures and markets busway products in China and had sales of $60 million in 2020. Eaton accounts for this investment on the equity method of accounting and is reported within the Electrical Global business segment.

Acquisition of Cobham Mission Systems

On June 1, 2021, Eaton acquired Cobham Mission Systems (CMS) for $2.80 billion, net of cash received. CMS is a leading manufacturer of air-to-air refueling systems, environmental systems, and actuation primarily for defense markets. CMS had sales of over $700 million in 2020. CMS is reported within the Aerospace business segment.

Acquisition of a 50% stake in HuanYu High Tech

On March 29, 2021, Eaton acquired a 50 percent stake in HuanYu High Tech, a subsidiary of HuanYu Group that manufactures and markets low-voltage circuit breakers and contactors in China, and throughout the Asia-Pacific region. HuanYu High Tech had 2019 sales of $106 million and has production operations in Wenzhou, China. Eaton accounts for this investment on the equity method of accounting and is reported within the Electrical Global business segment.

Acquisition of Green Motion SA

On March 22, 2021, Eaton acquired Green Motion SA, a leading designer and manufacturer of electric vehicle charging hardware and related software based in Switzerland. Green Motion SA was acquired for $106 million, including $49 million of cash paid at closing and $57 million of estimated fair value of contingent future consideration based on 2023 and 2024 revenue performance. The fair value of contingent consideration liabilities is estimated by discounting contingent payments expected to be made, and may increase or decrease based on changes in revenue estimates and discount rates, with a maximum possible undiscounted value of $109 million. Green Motion SA is reported within the Electrical Global business segment.

Acquisition of Tripp Lite

On March 17, 2021, Eaton acquired Tripp Lite for $1.65 billion, net of cash received. Tripp Lite is a leading supplier of power quality products and connectivity solutions including single-phase uninterruptible power supply systems, rack power distribution units, surge protectors, and enclosures for data centers, industrial, medical, and communications markets in the Americas. Tripp Lite had sales of over $400 million in 2020. Tripp Lite is reported within the Electrical Americas business segment.

Sale of Lighting business

On March 2, 2020, Eaton sold its Lighting business to Signify N.V. for a cash purchase price of $1.4 billion. As a result of the sale, the Company recognized a pre-tax gain of $221 million in 2020. The Lighting business, which had sales of $1.6 billion in 2019 as part of the Electrical Americas business segment, served customers in commercial, industrial, residential, and municipal markets.

Acquisition of Power Distribution, Inc.

On February 25, 2020, Eaton acquired Power Distribution, Inc. a leading supplier of mission critical power distribution, static switching, and power monitoring equipment and services for data centers and industrial and commercial customers. The company is headquartered in Richmond, Virginia, and had 2019 sales of $125 million. Power Distribution, Inc. is reported within the Electrical Americas business segment.

Note 3. ACQUISITION AND DIVESTITURE CHARGES

Eaton incurs integration charges and transaction costs to acquire and integrate businesses, and transaction, separation and other costs to divest and exit businesses. Eaton also recognizes gains and losses on the sale of businesses. A summary of these Corporate items follows:

	Three months ended December 31		Year ended December 31
(In millions except for per share data)	2021	2020	2021	2020
Acquisition integration, divestiture charges and transaction costs	$37	$25	$349	$288
Gain on the sale of the Hydraulics and Lighting businesses	—	—	(617)	(221)
Total charges (income) before income taxes	37	25	(268)	67
Income tax expense (benefit)	—	(2)	362	66
Total after income taxes	$37	$23	$94	$133
Per ordinary share - diluted	$0.09	$0.06	$0.23	$0.33

Acquisition integration, divestiture charges and transaction costs in 2021 are primarily related to the divestiture of the Hydraulics business, the acquisitions of Tripp Lite, Cobham Mission Systems, Souriau-Sunbank Connection Technologies, and Ulusoy Elektrik Imalat Taahhut ve Ticaret A.S., and other charges to acquire and exit businesses including certain indemnity claims associated with the sale of 50% interest in the commercial vehicle automated transmission business in 2017. Charges in 2020 are primarily related to the divestitures of the Hydraulics business and the Lighting business, the acquisitions of Souriau-Sunbank, Ulusoy Elektrik, and Power Distribution, Inc., and other charges to exit businesses. These charges were included in Cost of products sold, Selling and administrative expense, Research and development expense, Interest expense - net, or Other expense - net. In Business Segment Information, these charges were included in Other expense - net.

Note 4. RESTRUCTURING CHARGES

In the second quarter of 2020, Eaton decided to undertake a multi-year restructuring program to reduce its cost structure and gain efficiencies in its business segments and at corporate in order to respond to declining market conditions. Restructuring charges incurred under this program were $78 million and $214 million in 2021 and 2020, respectively. These restructuring activities are expected to incur additional expenses of $28 million in 2022 primarily comprised of plant closing and other costs, resulting in total estimated charges of $320 million for the entire program.

A summary of restructuring program charges follows:

	Three months ended December 31		Year ended December 31
(In millions except for per share data)	2021	2020	2021	2020
Workforce reductions	$2	$3	$21	$172
Plant closing and other	13	14	57	42
Total before income taxes	15	17	78	214
Income tax benefit	3	3	18	44
Total after income taxes	$12	$14	$60	$170
Per ordinary share - diluted	$0.03	$0.04	$0.15	$0.42

Restructuring program charges related to the following segments:

	Three months ended December 31		Year ended December 31
(In millions)	2021	2020	2021	2020
Electrical Americas	$1	$2	$14	$18
Electrical Global	5	2	18	55
Aerospace	4	2	8	34
Vehicle	5	9	21	102
eMobility	—	—	1	1
Corporate	—	2	16	4
Total	$15	$17	$78	$214

These restructuring program charges were included in Cost of products sold, Selling and administrative expense, Research and development expense, or Other expense - net, as appropriate. In Business Segment Information, these restructuring program charges are treated as Corporate items. The projected mature year savings from these restructuring actions are expected to be $230 million when fully implemented in 2023.

Note 5. INTANGIBLE ASSET AMORTIZATION EXPENSE

Intangible asset amortization expense follows:

	Three months ended December 31		Year ended December 31
(In millions except for per share data)	2021	2020	2021	2020
Intangible asset amortization expense	$118	$89	$444	$354
Income tax benefit	27	20	83	82
Total after income taxes	$91	$69	$361	$272
Per ordinary share - diluted	$0.23	$0.17	$0.90	$0.67

Contacts

Eaton Corporation plc
Jennifer Tolhurst, Media Relations, +1 (440) 523-4006
JenniferTolhurst@eaton.com
or
Yan Jin, Investor Relations, +1 (440) 523-7558